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(ROPES & GRAY LOGO)

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050
BOSTON NEW YORK PALO ALTO SAN FRANCISCO TOKYO WASHINGTON, DC www.ropesgray.com

                                  March 17,2008

RiverSource International Equity Fund
RiverSource International Managers Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

RiverSource Disciplined International Equity Fund
RiverSource International Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated September 11, 2007 between RiverSource International Managers Series, Inc., a Minnesota corporation (the "Selling Corporation"), on behalf of one of its series, RiverSource International Equity Fund (the "Selling Fund") and RiverSource International Series, Inc., a Minnesota corporation (the "Buying Corporation"), on behalf of one of its series, RiverSource Disciplined International Equity Fund (the "Buying Fund"). The Agreement describes a proposed reorganization (the "Reorganization") to occur on the date of this letter (the "Closing Date"), pursuant to which Buying Fund will acquire all of the assets of the Selling Fund in exchange for shares of beneficial interest in Buying Fund (the "Buying Fund Shares") and the assumption by Buying Fund of all of the liabilities of the Selling Fund following which the Buying Fund Shares received by the Selling Fund will be distributed by the Selling Fund to its shareholders in liquidation and termination of the Selling Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 9 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     The Selling Fund is a series of the Selling Corporation, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of the Selling Fund are redeemable at net asset value at each shareholder's option. The Selling Fund has elected to be a regulated investment company for

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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Buying Fund is a series of the Buying Corporation, which is registered under the 1940 Act as an open-end management investment company. Shares of Buying Fund are redeemable at net asset value at each shareholder's option. Buying Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the combined Prospectus/Proxy Statement dated December 1, 2007 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof (the "Representation Letters"), representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein "to the knowledge" (or similar qualification) of any person or party is true without regard to such qualification.

     The facts you have represented as to in paragraph 5 of the Representation Letter from Buying Fund and paragraph 6 of the Representation Letter from Selling Fund, each dated as of the date hereof, support the conclusion that, following the Reorganization, Buying Fund will continue the historic business of Selling Fund as an open-end investment company that seeks long-term growth of capital by investing at least 80% of its net assets in the equity securities of non-U.S. companies. In order to achieve their shared investment objective of long-term capital growth, the Funds use different investment strategies to select their investments. Selling Fund uses a managed approach to select its investments; however, Buying Fund uses quantitative methods.

     Various factors demonstrate the strong similarity between Selling Fund and Buying Fund (each a "Fund" and together the "Funds"), compared as of May 31, 2007, an arbitrarily selected date that reflects the Funds' portfolios composed without reference to the acquisition (the


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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

comparison date used for all date-specific observations hereinafter, unless otherwise noted).(1) Both Funds pursue their shared objective, stated above, by investing in large-cap and medium-cap growth stocks of non-U.S. companies. However, the Funds employ different investment styles to achieve their shared objective. Selling Fund holds a blend of non-U.S. growth and value stocks and seeks a diversified portfolio based on a variety of factors such as market capitalization, country allocation and world economic conditions (a blend-oriented style); alternatively, Buying Fund's portfolio managers use a quantitative model to identify stocks that are believed to be undervalued or that have the potential for significant price appreciation (a value-oriented style). The Selling Fund and Buying Fund were also in the same Morningstar category ("US Open-End Foreign Large Blend"), although they were in different Morningstar Style Boxes ("Large Blend" for Selling Fund and "Large Value" for Buying Fund).(2) As one would expect from equity funds, each Fund invested at least 88% of its net assets in stocks, with the remainder in cash (2.6% for Selling Fund and 4.1% for Buying Fund) and other investments (0.2% for Selling Fund and 7.6% for Buying Fund). Although the Funds invest almost entirely in non-U.S. stocks, each Fund invested to some minor degree in U.S. stocks (1.3% for Selling Fund and 0.01% for Buying Fund).

     A comparison of the Funds' portfolios indicates that, consistent with their similar goals and strategies, the Funds hold stocks with similar characteristics. First, the Funds' portfolios consist predominantly (over 88%) of non-U.S. stocks (95.9% of Selling Fund's net assets and just over 88% of Buying Fund's net assets). Selling Fund and Buying Fund held the majority of their investments in the United Kingdom and Western Europe, including both developed and emerging markets (59.6% for Selling Fund and 75.8% for Buying
Fund). Each Fund's second highest percentage of its investments was in Asia (31.9% for Selling Fund and 23% for Buying Fund), with smaller investments in Latin America (5.4% for Selling Fund and 1.2% for Buying Fund) and North America (3.1% for Selling Fund and 0.02% for Buying Fund). Overall, the total regional overlap equaled 83.9%.

     Second, consistent with each Fund's focus on predominantly large-cap stocks, the portfolios are similar in terms of market capitalization. The average market capitalization figures were very similar, $29.96 billion for Selling Fund and $32.83 billion for Buying Fund, which are both squarely in the large-cap category.(3) There was a total overlap of over 97.6% in what each portfolio invested in issuers of varying market capitalizations. Consistent with the "US Open-

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(1)  Unless otherwise noted, all data were obtained from the Selling Fund and the Buying Fund, respectively.

(2) According to Morningstar, the Morningstar Style Box is based on the equity holdings of a portfolio based on its most recently available portfolio at the time of analysis, which can differ from a fund's historic holdings. The Morningstar category, on the other hand, is assigned based on the underlying securities in each portfolio over the past three years. Each is a nine-square grid that provides a graphical representation of the investment style of stocks and mutual funds. For stocks and stock funds, it classifies securities according to market capitalization (the vertical axis) and growth and value factors (the horizontal axis).

(3) Morningstar computes average market capitalization as a geometric average. Geometric averages are calculated by taking the n-th root of the product of n values.


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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

End Foreign Large Blend" Morningstar category, each Fund invested a significant amount (in the case of the Funds, more than 88% of its portfolio) in a combination of giant-cap and large-cap stocks, divided by each Fund almost evenly between the two categories. This overlap consisted of 48.9% in giant-cap stocks, 39.7% in large-cap stocks and almost 9% in medium-cap stocks. Selling Fund held none of its assets in small-cap and micro-cap stocks. However, Buying Fund held a very small amount (0.1 %) in small-cap stocks and none of its assets in micro-cap stocks.(4)

     Next, the Funds' portfolios reflect comparable sector diversification. The Funds' equity investments were compared using three broad industry sectors, which were further subdivided into twelve narrower categories. Looking at the three broad sectors, the Funds shared a total overlap of 88.3%. Although Selling Fund and Buying Fund each invested approximately half of their assets in one broad sector, those sectors varied: Selling Fund invested the most significant percentage of its net assets (a slight majority, 50.6% of its net assets) in the service sector, while Buying Fund made the most significant percentage of its investments (47.8% of its net assets) in the manufacturing sector. Selling Fund's second highest percentage of investments (36.1% of its net assets) was in the manufacturing sector, while Buying Fund invested a comparable percentage (39% of its net assets) in the service sector. Selling Fund and Buying Fund invested almost the same percentage of assets in the sector in which they invested the fewest of their assets-namely, the information sector (approximately 13%). Upon further dividing each of these three large industry sectors into four sub-categories, for a total of twelve sub-categories (service: healthcare services, consumer services, business services, financial services; information: software, hardware, media, telecommunications; and manufacturing: consumer goods, industrial goods, energy, utilities), the Funds continued to share a total overlap of 84.1 %. The Funds invested among those subcategories in significantly similar fashions: each Fund invested just over a quarter of its net assets (26.4% for Selling Fund and 25.3% for Buying Fund) in the financial sub-category, the next largest percentage (roughly one-sixth of its net assets (16.5% for Selling Fund and 18.8% for Buying Fund) in the industrial goods sub-category, the next largest percentage of its net assets (11.4% for Selling Fund and 13.2% for Buying Fund) in the consumer goods sub-category and then no more than 11% of its net assets in any other subcategory. Not surprisingly, given the degree of overlap just described, the Funds generally invested in each sector and industry in roughly comparable percentages. Any differences reflect the different investments selected by each Fund's portfolio manager to achieve their shared investment objective of long-term capital growth.

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(4)  Morningstar uses a rolling breakpoint to define market capitalizations, which reflects a percentage of the market rather than a fixed number. Stocks are divided into seven style zones based on country of domicile. Morningstar defines giant-cap stocks as the top 40% of market capitalization for each style zone; large-cap stocks represent the next 30%; medium-cap stocks are defined as the next 20%; and small-cap stocks represent the balance. For purposes of this analysis, Ameriprise follows Morningstar's market capitalization categories and subdivides the small-cap category to include a micro-cap category, defined as stocks under $500 million in market capitalization.


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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

     Finally, the two Funds bear comparable risk profiles. Selling Fund and Buying Fund correlated closely with their shared standard benchmark, the Morgan Stanley Capital International (MSCI) Europe, Australasia and Far East (EAFE), with 1-year betas of 0.9 and 1.1, respectively.(5,6) Moreover, the Funds had low yields (1.18% for Selling Fund and 0.61% for Buying Fund) and similar weighted average P/E ratios (17.24 for Selling Fund and 14.29 for Buying
Fund).(7)

     The specific characteristics described above do not constitute fixed aspects of the Funds' respective investment strategies. Rather, they reflect the fact that the similarities in the Funds' respective investment strategies led them to react similarly to market conditions in existence prior and without reference to the proposal to merge Selling Fund into Buying Fund.

     Given the similarity of the Funds, at least 33-1/3 % of Selling Fund's portfolio assets will not be required to be sold in order to comply with Buying Fund's investment objectives, strategies, policies, risks and restrictions. Buying Fund has no record, plan or intention of changing any of its investment objectives, strategies, policies, risks or restrictions following the acquisition. Buying Fund will invest all assets acquired from Selling Fund in a manner consistent with the Funds' shared investment strategies as described above and reflected in the portfolio data described above.

     Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that, subject to the final two paragraphs hereof, for U.S. federal income tax purposes:

     (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and Buying Fund and the Selling Fund each will be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code;

     (ii) Under Section 1032 of the Code, no gain or loss will be recognized by Buying Fund upon the receipt of the assets of the Selling Fund in exchange for Buying Fund Shares and the assumption by Buying Fund of the liabilities of the Selling Fund;

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(5)  Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market proxy, such as the S&P 500 Index.

(6) Buying Fund's date of inception is May 18, 2006; therefore, 3-year and 5-year beta information is not available.

(7) Yield, expressed as a percentage, represents a fund's income return on capital investment for the past 12 months.

This figure refers only to interest distributions from fixed-income securities, dividends from stocks, and realized gains from currency transactions. Monies generated from the sale of securities or from options and futures transactions are considered capital gains, not income. Return of capital is also not considered income. Morningstar computes yield by dividing the sum of the fund's income distributions for the past 12 months by the previous month's net asset value (adjusted upward for any capital gains distributed over the same time period).


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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

     (iii) Under Section 362(b) of the Code, the basis in the hands of Buying Fund of the assets of the Selling Fund transferred to Buying Fund in the Reorganization will be the same as the basis of such assets in the hands of the Selling Fund immediately prior to the transfer;

     (iv) Under Section 1223(2) of the Code, the holding periods of the assets of the Selling Fund in the hands of Buying Fund will include the periods during which such assets were held by the Selling Fund;

     (v) Under Section 361 of the Code, no gain or loss will be recognized by the Selling Fund upon the transfer of the Selling Fund's assets to Buying Fund in exchange for Buying Fund Shares and the assumption by Buying Fund of the liabilities of the Selling Fund, or upon the distribution of Buying Fund Shares by the Selling Fund to its shareholders in liquidation;

     (vi) Under Section 354 of the Code, no gain or loss will be recognized by Selling Fund shareholders upon the exchange of their Selling Fund shares for Buying Fund Shares;

     (vii) Under Section 358 of the Code, the aggregate basis of Buying Fund Shares a Selling Fund shareholder receives in connection with the Reorganization will be the same as the aggregate basis of his or her Selling Fund shares exchanged therefor;

     (viii) Under Section 1223(1) of the Code, a Selling Fund shareholder's holding period for his or her Buying Fund Shares will be determined by including the period for which he or she held the Selling Fund shares exchanged therefor, provided that he or she held such Selling Fund shares as capital assets; and

     (ix) Buying Fund will succeed to and take into account the items of the Selling Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or (ii) on the termination or transfer thereof without reference to whether such a termination or transfer would otherwise be a taxable transaction.

     In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization


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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Reorganization are distinguishable from those in the ruling.

     We believe that Buying Fund and Selling Fund are both engaged in the same line of business: each is an open-end management investment company that seeks long-term growth of capital by investing at least 80% of its net assets in the equity securities of non-U.S. companies. In order to achieve their shared investment objective of long-term capital growth, the Funds use different investment strategies to select their investments. Selling Fund uses a managed approach to select its investments; however, Buying Fund uses quantitative methods. The Funds' portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, regional exposure, and risk profile. After the Reorganization, Buying Fund will continue that line of business for the benefit of the stockholders of both Selling and Buying Funds. Although Buying Fund will dispose of securities formerly held by Selling Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Buying Fund will have continued the historic business of Selling Fund for the benefit of, among others, the historic stockholders of Selling Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

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RiverSource International Equity Fund                             March 17, 2008
RiverSource Disciplined International Equity Fund

     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

                                        Very truly yours,


                                        /s/ Ropes & Gray LLP

                                        Ropes & Gray LLP


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